Exhibit 99.1

NIC Wins New Mexico Motor Vehicle Division Contract for Driver History Database

OLATHE, Kan.--(BUSINESS WIRE)--June 1, 2009--eGovernment provider NIC Inc. (NASDAQ: EGOV) today announced it has been awarded the New Mexico Motor Vehicle Division (MVD) contract to manage the state’s driver history database for up to four years.

The contract has an initial one-year term and MVD has three annual renewal options that run through June 2013. The work will be executed under a no-cost, self-funded model in which NIC earns revenue from modest transaction fees.

“We are helping New Mexico align with the national security standards by implementing a single driver and vehicle record database with access controls that are compliant with federal and state laws,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “We’re honored to help MVD lead the way to even better customer service and enhanced data security. We put privacy and security first and New Mexicans can rest assured that their driving and vehicle records will be handled in accordance with applicable laws through a single database that is controlled by the state.”

Driving records are provided for a modest fee to insurance companies and authorized employers who check driving history as part of their business decision-making process. NIC manages secure access to driver record systems in 22 other states.

In January, the state Taxation and Revenue Department, on behalf of its Motor Vehicle Division, issued a request for proposal for qualified vendors with experience in managing access to large databases and developing online services and information for MVD customers. NIC and IBM were the finalists.

The MVD service is expected to launch this fall. The state of New Mexico has a population of nearly 2 million people. With this contract, NIC now provides eGovernment services to 97 million people in the United States.

About NIC

NIC is the nation’s leading provider of official government online services and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 97 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions (including the recent worsening in such conditions) and the other important cautionary statements and risk factors described in NIC's 2008 Annual Report on Form 10-K filed on March 13, 2009, with the Securities and Exchange Commission (SEC), and NIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 5, 2009. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com